Exhibit 99.1

From: Rick White (media)
414.221.4444
rick.white@we-energies.com

Colleen Henderson (investors)
414.221.2592
colleen.henderson@we-energies.com

February 4, 2004

Wisconsin Energy Corporation announces dividend increase

MILWAUKEE -- Wisconsin Energy Corporation (NYSE:WEC) today announced that its Board of Directors has declared a quarterly dividend of $0.21 per share on its common stock -- a 5% increase over the previous quarterly rate of $0.20 per share.

The new dividend rate will be effective with the second quarter dividend, payable on June 1, 2004 to shareholders of record on May 14, 2004.

"The dividend increase reflects our strong financial position and the board of directors' confidence in our long-term growth strategy," said Richard A. Abdoo, chairman and chief executive officer of Wisconsin Energy Corporation.

With the increase, the new annual dividend rate will be $0.84 per share.

Wisconsin Energy Corporation (NYSE: WEC) is a Milwaukee-based Fortune 500 holding company with utility and non-utility subsidiaries. The company, through We Energies and its utility subsidiary, Edison Sault Electric Company, serves more than one million electric customers in Wisconsin and Michigan's Upper Peninsula and 980,000 natural gas customers in Wisconsin. We Energies is the trade name of Wisconsin Electric Power Company and Wisconsin Gas Company, the company's principal utility subsidiaries. Its non-utility businesses include energy development, pump manufacturing, recycling and renewable energy and real estate development. One of the Midwest's premier energy companies, Wisconsin Energy Corporation (www.WisconsinEnergy.com) has 9,000 employees, 67,000 shareholders and more than $9 billion in assets.

# # #